                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a)
           OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          FREMONT GENERAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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

                             [FREMONT GENERAL LOGO]
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 31, 2001
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Fremont General Corporation (the "Company") will be held at Four Points by Sheraton Santa Monica Hotel, located at 530 West Pico Boulevard, in Santa Monica, California 90401, on Thursday, May 31, 2001 at 2:00 p.m., for the following purposes:

     1. Election of six (6) Directors to serve until the next Annual Meeting or until their successors have been elected and qualified;

     2. Ratification of the appointment of Ernst & Young LLP as independent auditors; and

     3. Transaction of such other business as may be properly brought before the meeting and any postponement or adjournment thereof.

     Stockholders of record at the close of business on April 16, 2001 will be entitled to vote at said meeting and any postponement or adjournment thereof. A list of such stockholders will be open to the examination of any stockholder at the meeting and for a period of ten days prior to the date of the meeting at the executive offices of Fremont General Corporation, located at 2020 Santa Monica Boulevard, 6th Floor, in Santa Monica, California.

     Stockholders are requested to mark their choices, date, sign, and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed within the United States. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

     All stockholders are cordially invited to attend the meeting.

                                           /s/ ALAN W. FAIGIN
                                           Alan W. Faigin, Secretary

April 26, 2001

                          FREMONT GENERAL CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 31, 2001

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Fremont General Corporation, a Nevada corporation (hereinafter called the "Company" or "Fremont General"), of proxies to be used at the Annual Meeting of Stockholders to be held on Thursday, May 31, 2001 at 2:00 p.m. at Four Points by Sheraton Santa Monica Hotel, which is located at 530 West Pico Boulevard in Santa Monica, California 90401 and at any postponement or adjournments thereof (the "Annual Meeting"). A form of proxy is enclosed for use at the Annual Meeting. Unless contrary instructions are indicated on the proxy, the persons designated as proxy holders in the proxy card will vote all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) "for" the election of the six (6) nominees for directors named below, "for" ratification of the appointment of Ernst & Young LLP as independent auditors, and as recommended by the Board of Directors with regard to any other matters, or if no recommendation is given, in their own discretion.

     A proxy may be revoked by a stockholder at any time before it is exercised by giving written notice of revocation to the Secretary of the Company or by submitting prior to the time of the Annual Meeting a properly executed proxy bearing a later date. Stockholders having executed and returned a proxy, who attend the meeting and desire to vote in person, whether by proxy, voice vote or ballot, may revoke their prior proxy in that manner.

     The Company will bear the cost of soliciting the proxies. In addition to the use of mails, proxies may be solicited by personal contact, telephone or telegraph, electronically via the Internet and by officers, directors and other employees of the Company. The Company will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain voting instructions from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. The Company has engaged Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, to assist with the solicitation of proxies for a fee of $6,000 plus reimbursement for out-of-pocket expenses.

     The principal executive office of the Company is located at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, California 90404. The approximate date when this Proxy Statement and form of proxy are being first sent to stockholders is April 26, 2001.

                      VOTING SECURITIES AND VOTE REQUIRED

     The close of business on April 16, 2001 (the "Record Date") has been fixed by the Board of Directors as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     Shares of common stock, of which 70,660,065 shares were outstanding as of the Record Date, are the only voting securities of the Company. Unless otherwise noted, all statistics as to stock ownership are given as of the Record Date. Each stockholder of record at the close of business on the Record Date is entitled to one vote for each share of common stock then held on each matter to come before the meeting. There is no cumulative voting with respect to the election of directors. The presence in person or by proxy of persons entitled to vote a majority of the outstanding voting shares entitled to vote at any meeting will constitute a quorum for the transaction of business. If such quorum is present, the six nominees for director receiving the highest number of votes will be elected. The affirmative vote of the majority of the shares represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as independent auditors for the Company.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting. If a broker or nominee has indicated on the proxy that it does not have discretionary authority to vote certain shares (i.e., "broker non-votes"), these shares will be treated as not present and not entitled to vote with respect to that matter. These shares will be counted, however, for quorum purposes and entitled to vote on other matters. With respect to the election of directors and ratification of auditors, abstentions and broker non-votes will have no effect on the outcome of the vote.

     Any executed but unmarked proxies, including those submitted by brokers or nominees will be voted "for" each of the foregoing proposals and nominees of the Board of Directors, as indicated in the accompanying proxy card.

                                     ITEM 1

                             ELECTION OF DIRECTORS

     At the Annual Meeting, six (6) directors are to be elected to serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. The shares represented by validly executed proxies will be voted for the election of the nominees named below as directors, unless authority to vote for a director or directors is withheld. If any nominee for any reason presently unknown cannot be a candidate for election or if a vacancy should occur before the election (which events are not anticipated), the shares represented by valid proxies will be voted in favor of the remaining nominees and may be voted for the election of a substitute nominee recommended by the Board of Directors (or the number of authorized directors may be reduced).

     The information set forth below as to each nominee for director has been furnished to the Company by the respective nominees for director:

                                             PRINCIPAL BUSINESS EXPERIENCE DURING PAST    DIRECTOR
                NAME                   AGE   FIVE YEARS AND CERTAIN OTHER DIRECTORSHIPS    SINCE
                ----                   ---   ------------------------------------------   --------
James A. McIntyre(1).................  68    Chairman and Chief Executive Officer of        1972
                                             the Company.
Wayne R. Bailey......................  46    Executive Vice President, Treasurer and        1996
                                             Chief Financial Officer of the Company
                                             since May 1995; Senior Vice President and
                                             CFO of the Company from February 1994 to
                                             May 1995; Vice President and CFO from 1990
                                             to 1994. Director and officer of
                                             subsidiary companies during the past 15
                                             years.

                                             PRINCIPAL BUSINESS EXPERIENCE DURING PAST    DIRECTOR
                NAME                   AGE   FIVE YEARS AND CERTAIN OTHER DIRECTORSHIPS    SINCE
                ----                   ---   ------------------------------------------   --------
Thomas W. Hayes(2)...................  55    President and Director of Metropolitan         2001
                                             West Financial, Inc., a multi-billion
                                             dollar investment management company;
                                             formerly Director of the Financial
                                             Restructuring Team/Financial Advisory,
                                             Orange County California from December
                                             1994 to February 1995; Representative,
                                             Orange County Investment Pool from 1996 to
                                             February 2000; Director of Finance for the
                                             State of California from January 1991 to
                                             July 1993; Treasurer for the State of
                                             California from January 1989 to January
                                             1991; Auditor General for the State of
                                             California from January 1979 to January
                                             1989. Director of Fremont Investment &
                                             Loan, a subsidiary of the Company.
David W. Morrisroe(2)(3).............  68    Retired; Certified Financial Analyst;          1989
                                             formerly Vice President, Business and
                                             Finance and Treasurer, California
                                             Institute of Technology; Director,
                                             Huntington Memorial Hospital Board;
                                             Member, Huntington Library Investment
                                             Committee; Member Emeritus, NASA Space
                                             Telescope Institute Council; Member
                                             Emeritus, National Optical Observatories
                                             Board; Trustee Emeritus, University of San
                                             Diego. Director of Fremont Investment &
                                             Loan, a subsidiary of the Company.
Louis J. Rampino(1)..................  48    President and Chief Operating Officer of       1994
                                             the Company; Director and officer of the
                                             Company and certain subsidiary companies
                                             during the past 18 years; employee for 23
                                             years.
Dickinson C. Ross(2)(3)..............  77    Retired; Formerly Chairman of Johnson &        1987
                                             Higgins of California, an international
                                             insurance brokerage firm.

---------------
(1) Member of the Executive Committee (Mr. McIntyre, Chairman), which has the authority to exercise the powers of the Board of Directors in the management of the Company in accordance with the policy of the Company when the Board is not in session, except for actions specifically required by statute to be performed by the full Board. There were no meetings of the Executive Committee during 2000.

(2) Member of the Audit Committee (Mr. Morrisroe, Chairman), which meets at least quarterly with management, the independent public accountants and the internal auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and reports their findings to the Board of Directors. The Audit Committee also recommends, for the approval of the Board of Directors and ratification by the stockholders, the annual appointment of the independent public accountants with whom the Audit Committee reviews the scope of the audit and non-audit assignments and the related fees, the accounting principles being applied by the Company in financial reporting, the scope of internal financial auditing procedures and the adequacy of internal controls. The Audit Committee met four (4) times during 2000. See "Report of the Audit Committee."

(3) Member of the Compensation Committee (Mr. Ross, Chairman), which reviews and makes recommendations to the Board of Directors with respect to the Company's various compensation programs and administers the Company's stock option and restricted stock award plans, met four (4) times during 2000. See "Report of the Compensation Committee."

     The Company's Board of Directors met five (5) times during 2000. Each nominee for director who served as a director during the past year attended 100% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which he served with the exception of a board member who missed one meeting due to illness. There is no nominating committee of the Board of Directors.

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

COMPENSATION OF DIRECTORS

     In addition to a monthly fee of $2,000, a per meeting fee of $1,500 is paid to directors who are not also employees of the Company or any of its subsidiaries for serving as such and for attending regular and special meetings of the Board of Directors and meetings of the various Board committees of which they are members, plus reimbursement for the actual expenses incurred to attend such meetings. No additional compensation is provided for committee members, nor are directors who are also employees of the Company or any subsidiary paid compensation for serving as directors or members of committees of the Board.

     The Board of Directors previously adopted a retirement plan for non-employee directors who retire from active service on the Board after completing at least five (5) consecutive years of service as a director of the Company and attaining the age of sixty-five (65), but not later than attaining the age of seventy-five (75). Age restrictions for sitting directors when the plan was adopted were grandfathered. Under the plan, the Company will continue paying monthly service fees equal to the monthly fees then in effect for three
(3) years after an eligible director's retirement from the Board, or, at the Company's discretion, a lump sum payment of such fees may be made to the retired director. Such benefits as remain owing are extended to the surviving spouse of an eligible director who dies prior to retirement or during the three (3) year period thereafter. In March 2001, Dr. Houston I. Flournoy retired from the Company's Board of Directors and is eligible to receive fees under this retirement plan until March 2004.

     Under the Company's Amended Non-Qualified Stock Option Plan of 1989 (the "1989 Plan"), each then seated non-employee director was granted automatically on May 14, 1992, May 13, 1993, May 12, 1994 and on May 11, 1995, a non-qualified stock option to purchase 12,376 shares of the Company's common stock at the exercise price of $4.445, $6.717, $7.161 and $7.841 per share, respectively. The number of shares and exercise prices have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company after the grant dates of the respective stock options. On May 8, 1997, under the Company's 1997 Stock Plan (the "1997 Plan"), each then seated non-employee director was granted a non-qualified stock option to purchase 20,000 shares of the Company's common stock at the exercise price of $14.00 per share (as adjusted for the two-for-one stock split distributed on December 10, 1998). The purchase price per share of common stock covered by each such option on the date it was granted to a non-employee director was the fair market value of the common stock on the grant date. The options are exercisable at the rate of 25% per annum commencing on the first anniversary of their grant date and, unless earlier exercised or terminated, will expire ten (10) years after they are granted. No stock options were granted to non-employee directors during 1996 or since 1997.

     Each then seated non-employee director was awarded 52,000 shares (as adjusted for the two-for-one stock split distributed on December 10, 1998) of restricted common stock in 1996 under the Company's 1995 Restricted Stock Award Plan, As Amended (the "1995 Plan"). The restrictions on these shares will generally be released at the rate of 10% per year beginning on the first designated release date, commencing in 1997, and on each of the nine anniversaries thereafter, provided that the director is still serving on the Board of Directors and the Company has not exercised its reacquisition option with respect to such shares. No restricted stock awards have been made to non-employee directors since 1996.

     Mr. Hayes and Mr. Morrisroe also serve on the Board of Directors of Fremont Investment & Loan, a subsidiary company, for which Fremont Investment & Loan pays director fees of $2,000 per month to each of the directors. Mr. Hayes was elected as a director in March 2001. During 2000, Dr. Flournoy and Mr. Morrisroe served on the Board of Directors of Fremont Investment & Loan for which each of them was paid $24,000. Dr. Flournoy retired from this Board of Directors in March 2001. Directors of Fremont Investment & Loan are elected annually. During 2000, Mr. Hayes served on the Board of Directors of Fremont Mortgage Securities, Inc., a subsidiary company, for which he was paid director fees of $14,000 in 2000.

EXECUTIVE OFFICERS

     The following table sets forth the names, ages, employment dates and positions of the executive officers and certain other officers of the Company and the date each became an officer of the Company (or its predecessor companies). All executive officers have been with the Company for over five (5) years and have served as officers of the Company and its subsidiary companies. Executive officers are elected annually by the Board of Directors. There are no family relationships among directors, nominees for director and executive officers.

                                                                             EMPLOYEE    OFFICER
          NAME                            POSITION                    AGE     SINCE       SINCE
          ----                            --------                    ---    --------    -------
James A. McIntyre........  Chairman of the Board and Chief            68       1963       1963
                           Executive Officer
Louis J. Rampino.........  President and Chief Operating Officer      48       1977       1989
Wayne R. Bailey..........  Executive Vice President, Treasurer and    46       1986       1989
                           Chief Financial Officer
Raymond G. Meyers........  Senior Vice President and Chief            54       1980       1989
                           Administrative Officer
John A. Donaldson........  Senior Vice President and Controller       46       1981       1993
Patrick E. Lamb..........  Vice President, Finance                    41       1986       1998
Alan W. Faigin...........  Secretary and General Counsel              44       1980       1994

                         REPORT OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The following Audit Committee Disclosure and Report of the Audit Committee do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this Report by reference therein.

     The Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During the fiscal year ended December 31, 2000, the Audit Committee met four (4) times. The Audit Committee discussed the interim financial information contained in the quarterly earnings announcement with the Chief Financial Officer, Controller and independent auditors prior to public release. The Audit Committee's written charter is included in this proxy statement as Appendix A. All members of the Audit Committee are independent as defined in the rules of the New York Stock Exchange.

     Our Committee has reviewed and discussed with management of the Company and with Ernst & Young LLP, the independent auditing firm of the Company, the audited statements of the Company as of December 31, 2000 (the "Audited Financial Statements"). In addition we have discussed with Ernst & Young LLP the matters described in Codification of Statements on Auditing Standards No. 61 (Communication with Audit Committee).

     The Committee received and discussed with Ernst & Young LLP the matters required by Independence Standards Board Statement No. 1 and have discussed with that firm its independence from the Company. We also have discussed with management of the Company and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

     Management is responsible for the Company's internal controls and the financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes.

     Based on the foregoing review and discussions with management and the independent auditors, and a review of the report of Ernst & Young LLP with respect to the Company's Audited Financial Statements, and relying thereon, we recommended to the Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                                           Audit Committee*

                                           David W. Morrisroe, Chairman
                                           Dickinson C. Ross

---------------

* Houston I. Flournoy and C. Douglas Kranwinkle, former directors, served on the Audit Committee until March 2001 and November 2000, respectively. Thomas W. Hayes was elected to the Audit Committee in March 2001.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into such filings or any future filings, except to the extent the Company specifically incorporates this report or the graph referenced therein, and the report and the graph shall not be deemed soliciting material or otherwise deemed filed under either of such Acts.

     The Compensation Committee of the Board of Directors of the Company (the "Committee") is comprised of independent, non-employee directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and Rule 16b-3 under the Exchange Act, respectively. The Compensation Committee reviews and recommends executive compensation levels, cash and equity incentives for executive officers and reports such recommendations to the Board of Directors for its consideration and action. The Committee's responsibilities include: (a) reviewing compensation policies and programs to ensure that they are consistent with and linked to the Company's strategies; (b) reviewing and recommending executive compensation levels, cash and equity incentives for executive officers, and any compensation plans in which officers and directors of the Company are eligible to participate and reports such recommendations to the Board of Directors for its consideration and action; (c) assessing the performance of the Chief Executive Officer and other executive officers; (d) ensuring that executive and senior officers' compensation is based on objective measures of performance at the individual, corporate and applicable business unit level; and (e) administering the Company's employee stock option, restricted stock, and annual and long term incentive plans. The Committee believes that compensation should be driven by the long term interests of the stockholders and should be directly linked to corporate performance.

     The compensation policy of the Company with respect to its executives and employees has long been and continues to be focused on paying for performance principally as related to achievement of pretax earnings targets. This policy includes all forms of compensation -- base salary, bonuses, stock options, restricted stock, benefits and perquisites.

     The Executive Compensation program for officers of Fremont General is composed of three basic components tied to financial objective performance standards: (1) base salary, (2) annual cash bonus opportunity, and (3) long term cash and stock ownership opportunity. The Company's compensation policy is to pay its executives for performance at rates that are above the averages of compensation survey data reported by financial, diversified financial and insurance services organizations of comparable size and structure.

     The Committee is provided with reports and data developed by internal Company staff and by retained outside compensation consultants with access to extensive industry data in the compensation area. Also, at the request of the Committee, the Company occasionally retains the services of a leading nationally recognized consulting firm to review its compensation practices in keeping with the stated policy of the Committee, and to ascertain that the Company's compensation practices are comparable to those of companies in the various market indices reported in the Performance Graph (see "Fremont General Corporation Stock Price Performance") which have similar businesses, size and performance.

     Compensation Limitations. Under Section 162(m) of the Code, adopted in August 1993, and regulations adopted thereunder, publicly-held companies may be precluded from deducting compensation paid to certain executive officers in excess of $1,000,000 in any one year, excluding from this limit performance-based compensation. The Committee has considered the potential future effects on the Company of Section 162(m) and does not currently anticipate changing its compensation practices solely for the purpose of qualifying such compensation as performance-based within the meaning of Section 162(m).

BASE SALARY

     Base salary represents only a portion of each executive's total targeted cash compensation opportunity each year. Individual annual performance criteria are used to annually adjust the base salary. The annual base salary rates of the Named Executive Officers as identified in the Summary Compensation Table were last adjusted in February 2000 as follows: Mr. Rampino, from $650,000 to $700,000; Mr. Bailey, from $550,000 to $600,000; Mr. Donaldson, from $240,000 to
$260,000. The annual base salary rates of Mr. McIntyre and Mr. Meyers remain at $800,000 and $325,000, respectively. See "Employment Agreements."

MANAGEMENT INCENTIVE COMPENSATION PLAN (ANNUAL BONUS PLAN)

     The Company places significant emphasis on attaining predetermined pretax earnings targets. It provides each executive with an opportunity to earn an annual bonus upon the Company's achievement of those goals.

     Bonus "targets" represent the balance of each executive's total targeted annual cash compensation opportunity, and range from 10% to 50% of each executive's base salary. These individual "target" bonus amounts are set by the Committee at the beginning of the plan year based on available total annual compensation survey data to reflect the ranking and relative level of contribution each executive is expected to make to the achievement of the Company's predetermined pretax earnings targets. Actual bonuses earned can range from 50% of the executive's "target" amount for performance at the minimum acceptable earnings level as set by the Committee, to a maximum of three (3) times the "target" amount for earnings substantially in excess of the Company's goals.

LONG TERM COMPENSATION

     In addition to annual compensation considerations, the Company has adopted the following three (3) forms of long term compensation that focus the executives on increasing stockholder value over the long term by aligning the interests of the officers with those of the stockholders.

BONUS OPPORTUNITY:

     A Long Term Incentive Compensation Plan ("LTICP") provides for a cash bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target over a three (3) year period. The Board of Directors has authorized the Company's officers to construct a successor plan to the 1996 LTICP, which was in effect for the three year period beginning January 1, 1996 through December 31, 1998. As of the date of this proxy statement, a new LTICP had not been fully implemented. (See "Summary Compensation Table.")

STOCK OWNERSHIP:

     In determining the number of stock options and stock rights (restricted stock) to grant each executive, the Committee considered a variety of methods to use, including a target gain projection, a present value calculation and a structure based on executive salary grades or salary multiples. The Committee opted to use a salary multiple calculation model, which is common practice where grants are staggered over three (3) to five (5) years. The Committee's intent in utilizing these methods, coupled with the vesting schedules of four (4) years for each stock option grant and generally ten (10) years for each restricted Stock Right, was to enhance the long term nature of this program and to achieve its goal of linking the financial interests of the executives very closely to those of the stockholders.

     - The 1997 Stock Plan (the "1997 Plan") provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries. Stock options and awards of rights to purchase shares of the Company's common stock ("Stock Rights") may be granted under the 1997 Plan. Stock options granted under the 1997 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or non-statutory stock options. See "1997 Stock Plan." During 2000, under the 1997 Plan, no awards were granted to non-employee directors and a total of 917,500 Stock Rights in the form of restricted common stock were awarded to executive officers and certain key employees of the Company and its subsidiary companies. No stock options were granted during 2000. Of the Stock Right shares granted during 2000 under the 1997 Plan, 160,000 shares of restricted common stock were awarded in February 2000 to officers of the Company, including 75,000 shares to Mr. Rampino and 50,000 shares to Mr. Bailey. Restrictions on these 160,000 shares will be released in increments of twenty-five percent (25%), with the first twenty-five percent (25%) released from restrictions on March 7, 2000, the second twenty-five percent (25%) released from restrictions on January 1, 2001, and restrictions on the remaining restricted shares scheduled to be released as to twenty-five percent (25%) per year on each of the two (2) anniversaries thereafter. Of the restricted common stock shares awarded during 2000, 120,000 shares of restricted common stock were awarded under the 1997 Plan in November 2000 to officers of the Company, including 40,000 shares to Mr. Donaldson. Restrictions on these 120,000 shares will be released at a rate of ten percent (10%) per year. Shares representing the first ten percent (10%) were released from restrictions on January 1, 2001. In 2001, as of the date of this proxy statement, no awards were granted under the 1997 Plan.

     - The 1995 Restricted Stock Award Plan, as amended (the "1995 Plan"), also provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries. See "1995 Restricted Stock Award Plan." No restricted stock awards were made under the 1995 Plan in 2000 and 1,920 restricted shares were awarded in 2001 as of the date of this proxy statement.

     - The Amended Non-Qualified Stock Option Plan of 1989 (the "1989 Plan") provides a long term compensation opportunity for the officers of the Company and certain key subsidiary officers. Stock options granted to the participants ("Optionees") vest at the rate of 25% per year beginning on the first anniversary of each grant and generally have a term of ten years. Following adoption of the 1997 Stock Plan, no additional awards were granted under the 1989 Plan. Forfeited shares under the 1989 Plan pour over into the 1997 Plan and become available for future grants under the 1997 Plan.

     The Company has entered into employment agreements with certain executive officers which include provisions for early release of restrictions on shares awarded to them under the 1995 Plan and 1997 Plan, and for acceleration of vesting of stock options granted to them under the 1989 Plan and 1997 Plan, upon the occurrence of certain events. (See "Employment Agreements.")

SPLIT-DOLLAR LIFE AND PERSONAL LIABILITY INSURANCE:

     - In May 1996, the Company adopted a Split-Dollar Life Insurance Program (the "Program") for executive officers and certain other key employees of the Company. See "Split-Dollar Life Insurance Program." For executive officers, this Program incorporates the basic group term life insurance coverage of $50,000 paid by the Company for all employees.

     - In June 1997, the Company adopted a Personal Liability Insurance Program for executive officers and certain other key employees of the Company. Participants under this program are provided with personal liability protection of $2 million to $15 million, depending upon the individual participant's position level with the Company.

EMPLOYMENT AGREEMENTS -- EXECUTIVE OFFICERS

     In 2000, the Committee recommended, and the Board of Directors approved, an amendment to the 1994 Employment Agreement with Mr. James A. McIntyre, Chairman and Chief Executive Officer. In 2000, the Committee recommended and the Board of Directors approved Employment Agreements with Messrs. Louis J. Rampino, President and Chief Operating Officer, Wayne R. Bailey, Executive Vice President and Chief Financial Officer and Raymond G. Meyers, Senior Vice President and Chief Administrative Officer, and Management Continuity Agreements with Mr. John
A. Donaldson, Senior Vice President and Controller and certain other officers. See "Employment Agreements."

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     With respect to the compensation of James A. McIntyre, Chairman and Chief Executive Officer, the Committee reports:

          1. Base Salary -- the base salary paid to Mr. McIntyre in 2000 was $800,101 (see "Summary Compensation Table"), which accounted for approximately ninety-three percent (93%) of his total annual compensation earned in 2000. This amount is within the 50th - 75th percentile of salaries paid to Chief Executive Officers in companies of comparable-size in the diversified financial services industries.

          2. Annual Bonus -- Mr. McIntyre did not receive a bonus payment under the 2000 Management Incentive Compensation Plan, which would have paid an annual bonus to him had the Company achieved pretax profits in 2000 that were set by the Committee at the beginning of 2000.

          3. Long Term Incentive Compensation Plan ("LTICP") -- The Board of Directors authorized the Company's executive officers to construct a successor LTICP to its 1996 LTICP, a three year plan which ran from January 1, 1996 through December 31, 1998 and provided for bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target during the three-year period. A successor plan has not been fully implemented as of the date of this proxy statement. Mr. McIntyre will participate in such a plan if an LTICP is fully implemented in 2001.

          4. Other Compensation -- In 2000, other compensation paid to Mr. McIntyre included an automobile allowance of $21,600, Company contributions to the Investment Incentive Plan (the "401(k) Plan"), Supplemental Executive Retirement Plan, Employee Stock Ownership Plan and Excess Benefit Plan, collectively, $145,649, contributions to fund supplemental medical, life and personal liability insurance of $40,118, and $1,438 for employer-paid non-qualified FICA taxes. The Company advanced a portion of the premiums payable in 2000 ($353,596) on a split-dollar life insurance policy under an agreement between the Company and a trust established by Mr. and Mrs. James A. McIntyre. These advances are secured by a collateral assignment of the policy to the Company. See "Employment Agreements." Mr. McIntyre also participates in the Company's Split-Dollar Life Insurance Program under which the Company advanced $140,000 in premiums in 2000. See "Split-Dollar Life Insurance Program."

     The Company entered into an employment agreement with Mr. McIntyre in 1994 that replaced a prior agreement. In 1996, 1997 and 2000 the Company entered into amendments to this employment agreement. This agreement ensures that the Company will continue to have Mr. McIntyre's services available to it pursuant to the agreement's terms. See "Employment Agreements."

     The Committee's policies with respect to executive compensation for other executive officers of the Company are substantially the same as those applied to Mr. McIntyre on an appropriate scale based upon scope of responsibility and position level. Each of the other four (4) executive officers reported in the Summary Compensation Table received annual base salaries, auto allowances, restricted stock awards and other compensation (see "Summary Compensation Table") on substantially the same basis as was applied to the Chief Executive Officer, at lesser rates. In February 2000, discretionary bonuses of $65,000 and $48,000 were paid to Messrs. Meyers and Donaldson, respectively. In March 2001, a discretionary bonus of $100,000 was paid to Mr. Donaldson.

     It remains the primary goal of the Committee to relate compensation to corporate performance and to compensate executives of the Company based principally on achievement of pretax earnings targets in an effort to enhance stockholder value on a long term basis. Because consolidated pretax earnings targets were not met during 2000, no bonus payments were paid out under the MICP to the executive officers reported in the Summary Compensation Table.

     The tables that follow disclose details of compensation paid to the executives of the Company in 2000, as well as that paid in the previous two (2) years. Descriptions of the Company's employment agreements with its officers and the retirement and benefit plans follow.

                                           Compensation Committee*

                                           Dickinson C. Ross, Chairman
                                           David W. Morrisroe

---------------

* Houston I. Flournoy and C. Douglas Kranwinkle, former directors, served on the Compensation Committee until March 2001.

     The following table and accompanying notes provide information with respect to total compensation earned or paid by the Company to the Chief Executive Officer and the four most highly compensated executive officers of the Company serving at the end of fiscal 2000 (the "Named Executive Officers") during fiscal years 2000, 1999 and 1998.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE
                              DOLLARS IN THOUSANDS

                                                                                      LONG TERM COMPENSATION
                                                                                ----------------------------------
                                              ANNUAL COMPENSATION                      AWARDS(1)          PAYOUTS
                                   ------------------------------------------   -----------------------   --------
               (a)                 (b)       (c)        (d)          (e)           (f)          (g)         (h)          (i)
                                                                    OTHER       RESTRICTED   SECURITIES
                                                                    ANNUAL        STOCK      UNDERLYING     LTIP      ALL OTHER
            NAME AND                                             COMPENSATION     AWARDS      OPTIONS     PAYOUTS    COMPENSATION
       PRINCIPAL POSITION          YEAR   SALARY($)   BONUS($)       ($)           ($)          (#)         ($)          ($)
       ------------------          ----   ---------   --------   ------------   ----------   ----------   --------   ------------
James A. McIntyre,...............  2000    $800.1      $   --       $ 63.2       $     --         --      $     --      $145.6
  Chairman and Chief               1999     800.1          --         74.5        1,720.0         --            --       313.9
  Executive Officer                1998     794.3       944.7        190.6        7,270.0         --       2,361.3       274.8
Louis J. Rampino,................  2000     692.4          --        114.7          496.9         --            --       126.0
  President and Chief              1999     650.1          --         29.6        1,720.0         --            --       250.1
  Operating Officer                1998     644.3       767.6        104.3        6,815.7         --       1,946.8       191.5
Wayne R. Bailey,.................  2000     592.4          --         26.5          331.3         --            --       101.3
  Executive Vice President,
  Treasurer                        1999     550.1          --         25.7        1,478.1         --            --       198.4
  and Chief Financial Officer      1998     542.6       649.5         24.7        4,543.8         --       1,563.7       151.3
Raymond G. Meyers,...............  2000     325.1        65.0         21.9             --         --            --        61.8
  Senior Vice President            1999     325.1          --         22.5          322.5         --            --       116.1
  and Chief Administrative
  Officer                          1998     322.8       307.0         22.8          908.8         --         973.9        88.2
John A. Donaldson,...............  2000     257.0        48.0         21.1          195.0         --            --        50.0
  Senior Vice President            1999     240.1          --         20.1          322.5         --            --        57.9
  and Controller                   1998     238.4       226.7         19.5          908.8         --         842.7        49.0

---------------
(1) Shares have been adjusted to reflect a two-for-one stock split distributed on 12/10/98.

SUMMARY COMPENSATION TABLE -- EXPLANATIONS

     (c) SALARY includes all regular wages paid to the executive, and any amount which was voluntarily deferred by the executive pursuant to the Investment Incentive Plan (the "401(k) Plan") and/or the Supplemental Executive Retirement Plan (the "SERP").

     (d) BONUS for 1999 and 2000 reflects cash compensation paid as discretionary bonuses. BONUS for 1998 reflects cash compensation paid pursuant to the Company's Management Incentive Compensation Plan. Bonuses under this Plan are awarded upon the achievement of annual pretax earnings targets as determined by the Board at the beginning of each Plan year. Pretax earnings in a range of eighty percent (80%) to one hundred twenty percent (120%) of the predetermined target created a pool for bonuses. Participants were awarded amounts from this pool as a percentage of their base salaries. The percentage is based upon scope of responsibility and position level as determined by the Chief Executive Officer and the Compensation Committee, based upon independent compensation studies.

     (e) OTHER ANNUAL COMPENSATION includes automobile allowances, and amounts paid on behalf of the executive to provide for supplemental medical, life and personal liability insurance. Also includes payment of accrued vacation for Mr. McIntyre and Mr. Rampino. In addition to these amounts, the executive officers of the Company may receive service recognition awards on milestone anniversary years under the Company's service award program, "perquisites" and other personal benefits. The aggregate amounts of such personal benefits do not exceed the lesser of $50,000 or ten percent (10%) of the annual salary and bonus reported for any executive officer.

     (f) RESTRICTED STOCK AWARDS represent the fair market value on the date of grant of restricted shares of common stock that were awarded under the 1995 Plan and the 1997 Plan. To date, regular quarterly cash dividends have been paid on the restricted shares. See "1995 Restricted Stock Award Plan, As Amended" and "1997 Stock Plan." At December 31, 2000 the number and market value ($2.813 per share) of the aggregate restricted stock held by the Named Executive Officers were: Mr. McIntyre, 1,238,120 shares, $3,482,832; Mr. Rampino, 1,094,042 shares,
$3,077,540; Mr. Bailey, 793,480 shares, $2,232,059; Mr. Meyers, 261,600 shares,
$735,881; and, Mr. Donaldson, 187,200 shares, $526,594. The number of shares and market value have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company subsequent to the grant dates of the respective restricted stock awards.

     (g) No stock options were granted during the last three fiscal years.

     (h) LTIP PAYOUTS represent bonuses earned pursuant to the Long Term Incentive Compensation Plan ("LTICP") adopted by the Board in 1996. The 1996 LTICP provided for bonus opportunity dependent upon the Company achieving a cumulative pretax earnings target for the three year period from January 1, 1996 through December 31, 1998. The cash bonus amount paid at the maturity of the 1996 LTICP, as reported in the table, resulted from the Company achieving 121% of the pretax earnings target established by the Board in 1996 at the inception of the 1996 LTICP.

     (i) ALL OTHER COMPENSATION includes Company contributions to the executive officers' accounts in the Employee Stock Ownership Plan (the "ESOP") and the 401(k) Plan, both of which are "qualified defined contribution retirement benefit" plans under the Code, and to the SERP and the Excess Benefit Plan ("EBP"), both of which are "non-qualified" supplemental retirement plans under the Code. The amounts allocated to each Named Executive Officer in 2000 were:

                 NAME                    ESOP    401(K)     SERP     EBP
                 ----                    ----    ------    ------    ----
                                               DOLLARS IN THOUSANDS
McIntyre...............................  $4.6     $7.2     $133.9    $ --
Rampino................................   4.6      7.2      114.2      --
Bailey.................................   4.6      7.2       89.5      --
Meyers.................................   4.6      7.2       50.0      --
Donaldson..............................   4.6      7.2       38.2      --

     The premiums paid in each of the respective years 1998, 1999 and 2000 for the Split-Dollar Life Insurance Program implemented by the Company during fiscal year 1996 were: Mr. McIntyre, $140,000; Mr. Rampino, $74,400; Mr. Bailey, $54,400; Mr. Meyers, $53,200; and Mr. Donaldson, $23,000. Upon retirement (age
65) the Company will recover its net premium outlays and release the policy when it determines that the policy cash value is sufficient on an actuarial basis to provide the post-retirement benefit. Based upon an "actuarial modified premium test," the Company estimates the cash value of a Named Executive Officer's policy on the earliest possible date the premium paid by the Company may be refunded. The present value of the portion of this cash value generated by the premium paid in 2000 was then calculated, and the premium paid in 2000 was subtracted from the result of this present value calculation in current non-discounted dollars. The resulting difference was added to the "term" value of the Named Executive Officer's insurance policy (calculated pursuant to Internal Revenue Service rules) and included in the All Other Compensation column. A similar calculation was done for premiums paid during 1998 and 1999. See "Split-Dollar Life Insurance Program." In addition, the Company advanced a portion of the premiums payable in 1998, 1999 and 2000 ($393,596 in 1998,

$393,596 in 1999 and $353,596 in 2000) on an individual split-dollar life insurance policy under an agreement between the Company and a trust established by Mr. and Mrs. James A. McIntyre. See "Employment Agreements."

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     There were no stock options or SARs granted during 2000.

OPTION EXERCISES AND YEAR-END OPTION VALUES

     Each Optionee is responsible for any and all tax liabilities resulting from the exercise of stock options or any portion thereof, subject to contingent rights to surrender or offset shares to satisfy tax withholding obligations. Stock options granted pursuant to the 1989 Plan and the 1997 Plan include tax withholding rights.

     The following table and accompanying notes summarize certain required information regarding outstanding options held by the Named Executive Officers at the end of fiscal 2000. There were no exercises of stock options during 2000 by these officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FISCAL YEAR-END OPTION/SAR VALUES(1)
                              DOLLARS IN THOUSANDS

                                            NUMBER OF SECURITIES
                                                 UNDERLYING                 VALUE OF UNEXERCISED
                                            UNEXERCISED OPTIONS/         IN-THE-MONEY OPTIONS/SARS
                                            SARS AT FY-END(#)(2)             AT FY-END($)(2)(3)
                                        ----------------------------    ----------------------------
                 NAME                   EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                 ----                   -----------    -------------    -----------    -------------
McIntyre..............................     558,154        150,000          $ --             $ --
Rampino...............................     325,222         80,000            --               --
Bailey................................     193,162         45,000            --               --
Meyers................................     129,202         30,500            --               --
Donaldson.............................      23,712          4,000            --               --
                                         ---------        -------          ----             ----
          Total.......................   1,229,452        309,500          $ --             $ --
                                         =========        =======          ====             ====

---------------
(1) There are no SARs outstanding.

(2) Options and values reported in the table have been adjusted to reflect the two-for-one stock split distributed in December 1998, a three-for-two stock split distributed in February 1996 and a stock dividend distributed in June 1995.

(3) None of the unexercised options were in-the-money at year end based upon the market value at December 31, 2000 ($2.813 per share) of unexercised options and the respective exercise prices of the options.

              FREMONT GENERAL CORPORATION STOCK PRICE PERFORMANCE

     The Stock Price Performance Graph below includes comparisons required by the Securities and Exchange Commission (the "SEC") and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent Fremont General Corporation specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

     The graph below compares cumulative total return (i.e., change in stock price plus reinvestment of dividends) of the Company's common stock measured against the five year cumulative total return of the Standard & Poor's ("S&P") Smallcap 600 Index, the S&P Smallcap 600 indices for Savings & Loan Companies, Financial (Diversified) and Insurance (Property & Casualty), which represent indices selected by the Company as appropriate peer groups. The stock price performance shown in this graph is not necessarily indicative of, and not intended to suggest future stock price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
AMONG FREMONT GENERAL CORPORATION, S&P SMALLCAP 600 INDEX, AND S&P SMALLCAP 600
 INDICES FOR SAVINGS & LOAN, FINANCIAL (DIVERSIFIED) AND INSURANCE (PROPERTY &
                                   CASUALTY)

                              [PERFORMANCE GRAPH]

                                                      AT DECEMBER 31,
                                   ------------------------------------------------------
       TOTAL RETURN INDEX          1995    1996      1997      1998      1999      2000
       ------------------          ----   -------   -------   -------   -------   -------
Fremont General Corporation......  $100   $129.44   $232.04   $215.99   $ 65.01   $ 26.28
S&P Smallcap 600 Index...........   100    121.32    152.36    150.37    169.02    188.96
S&P Smallcap 600 Indices for:
  Savings & Loan Companies.......   100    136.80    234.15    213.40    184.18    289.75
  Financial (Diversified)........   100    127.52    187.45    207.57    173.18    226.90
  Insurance (Property &
     Casualty)...................   100    134.95    204.68    202.24    138.36    223.73

     Assumes $100 invested on December 31, 1995, as adjusted for stock splits and dividends. Total returns assume dividends reinvested on ex-date.

                             EMPLOYMENT AGREEMENTS

     In 1994, the Compensation Committee recommended and the Board of Directors approved an employment agreement (the "Agreement") with Mr. James A. McIntyre, Chairman and Chief Executive Officer of the Company, replacing a prior such employment agreement which expired on December 31, 1993. In November 1996, the Compensation Committee recommended and the Board of Directors approved a first amendment to the Agreement (the "First Amendment") to conform the Agreement with certain provisions of the employment agreements then in effect for Messrs. Rampino and Bailey (see below). The First Amendment (i) adds a definition of "Company Event" (as defined below) to the Agreement, (ii) provides that the unvested and/or restricted portion of any stock option and restricted stock held by Mr. McIntyre will accelerate in full so as to become completely vested and/or unrestricted upon certain terminations of employment or in the event of a "Company Event" (as defined below); and (iii) provides for a "Gross-Up Payment" (as defined below). The Agreement provides for a base salary of $600,000, subject to discretionary increases by the Board of Directors of the Company beginning in 1995. Mr. McIntyre's annual base salary has been $800,000 since 1998. Mr. McIntyre also participates in all of the bonus and incentive compensation plans and programs generally available to the senior management of the Company, as well as other employee benefit plans maintained by the Company for its employees. In the event Mr. McIntyre's employment with the Company terminates for any reason other than pursuant to a termination by the Company for cause or as the result of Mr. McIntyre's death or total disability, Mr. McIntyre will receive a pro-rated portion of his bonuses for the year in which he so terminates. In addition, Mr. McIntyre will become a consultant to the Company. For the first five (5) years of the consultancy, the Company will compensate Mr. McIntyre at an annual rate equal to his base salary at the time his employment terminated. During that period, Mr. McIntyre will also receive, whether by way of reimbursement, direct compensation or otherwise, specified fringe and other benefits. After such five-year period and for the remainder of Mr. McIntyre's life, Mr. McIntyre will receive an annual amount equal to fifty percent (50%) of his base salary at the time his employment terminated. In the event Mr. McIntyre's employment terminates as a result of his disability, the Company will pay Mr. McIntyre, for life, an annual amount equal to fifty percent (50%) of his base salary at the time his employment terminated, offset by any disability benefits he receives. In the event of Mr. McIntyre's death, the Company will pay his estate any earned but unpaid salary, vacation pay and pro-rated bonus amounts accrued to the date of his death.

     In November 1997, the Compensation Committee recommended and the Board of Directors approved a Second Amendment to the Agreement to extend the employment period under the Agreement for an additional term of three years. In November 2000, the Compensation Committee recommended and the Board of Directors approved a Third Amendment to the Agreement to extend the employment period under the Agreement for an additional term of three years. After such additional three-year period, or any extension term, the employment period automatically extends for additional one-year terms unless terminated by either party with at least ninety (90) days' advance written notice prior to the end of the then-current term.

     In November 1995, a trust established by Mr. and Mrs. James A. McIntyre entered into an agreement with the Company whereby the Company, with the approval of the Compensation Committee of the Board of Directors, agreed to make advances of a portion of the premiums payable on a split-dollar life insurance policy purchased by the trust on the lives of Mr. and Mrs. McIntyre. The Company will be reimbursed the full amounts advanced, without interest, upon the first to occur of (i) the death of the survivor of Mr. and Mrs. McIntyre or (ii) the surrender of the policy. These advances are secured by a collateral assignment of the policy to the Company. During each of the fiscal years ended

December 31, 1996 through 1999, the Company advanced $393,596, and in 2000 the Company advanced $353,596, toward the payment of such premium.

     In 1996, the Compensation Committee recommended and the Board of Directors approved Employment Agreements with Messrs. Louis J. Rampino and Wayne R. Bailey. These Employment Agreements, which were effective as of February 8, 1996, have a term of three (3) years, which term automatically extended for an additional three (3) years on February 8, 1998. In 2000, the Compensation Committee recommended and the Board of Directors approved Employment Agreements with Messrs. Louis J. Rampino, Wayne R. Bailey and Raymond G. Meyers. These Employment Agreements, which were effective as of February 25, 2000, have a rolling thirty-six (36) month term, such that on each day of employment, the Executive has thirty-six (36) months remaining on his respective Employment Agreement. The material terms of these agreements provide for base salaries as of the February 25, 2000 effective date of $700,000 for Mr. Rampino, $600,000 for Mr. Bailey and $325,000 for Mr. Meyers, which are their current base salary levels. These base salaries will be reviewed annually, and may be increased or decreased at the Committee's discretion but not below these levels. These executives will participate in any annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefit plans made available to other senior officers. In the event of a "Company Event" (as defined below), or in the event of termination of employment, other than a voluntary termination or a termination by the Company for cause, but including death or total disability (a "Termination"), the Company will pay the executive officer (or his heirs) the equivalent of three (3) years of base salary at the then current rate, along with pro-rata portions of any annual and/or longer term incentive plan(s). In addition, upon such a Company Event or Termination (other than as a result of the executive's death) the executive will continue to be provided welfare and other employee benefits for up to three (3) years and the unvested and/or restricted portion of any stock option or restricted stock held by the executive at the time of such Termination will accelerate in full so as to become completely vested and/or unrestricted. Upon such a Company Event or Termination a cash payment equal to the aggregate stock option exercise price attributable to any then outstanding stock options will be paid to the executive.

     In 2000, the Company entered into a Management Continuity Agreement with Mr. John A. Donaldson which provides that upon a termination of employment in the event of a Company Event (as defined below), the unvested and/or restricted portion of any stock option and restricted stock held by the executive will accelerate in full so as to become completely vested and/or unrestricted. This Agreement, which is effective as of April 1, 2000, provides for a base salary of $260,000 which is to be reviewed annually, and may be increased or decreased at the Committee's discretion subject to the terms of this Agreement. This Agreement does not have a specified term. Mr. Donaldson will participate in any annual and/or longer term incentive plan(s), as well as any retirement, welfare or other benefits made available to other senior officers. During 2000, the Company entered into Management Continuity Agreements with other officers of the Company and its subsidiary companies that have substantially the same terms as Mr. Donaldson's agreement except for base salary amounts.

     For purposes of Messrs. McIntyre's, Rampino's, Bailey's, Meyers', Donaldson's and the agreements discussed above, a "Company Event" is defined to have occurred when any one of the following events occurs: (i) any "person" or "group" acquires thirty percent (30%) or more of the total voting power represented by outstanding securities of the Company; (ii) the occurrence of certain changes in the composition of the Board of Directors; (iii) the stockholders approve a merger or consolidation of the Company involving a fifty percent (50%) or more change in ownership of the total voting power represented by the Company's outstanding securities; (iv) the stockholders approve a complete liquidation or sale of all or substantially all of the assets of the Company; or, (v) James A. McIntyre, while serving as Chairman of the Board of Directors, has a conservator of his person appointed or dies.

     For purposes of Messrs. McIntyre's, Rampino's, Bailey's, Meyers', Donaldson's and the other agreements discussed above, to the extent that any payments made to the executive by the Company trigger the excise tax pursuant to the Internal Revenue Code Sections 280G and 4999, or any comparable federal, state or local excise tax, additional payments will be made to the executive so that after taxes, the net economic effect to such executive will be the same as if such taxes did not apply to such executive. These additional payments are referred to as "Gross-Up Payments."

                       RETIREMENT AND OTHER BENEFIT PLANS

INVESTMENT INCENTIVE PLAN (THE "401(k) PLAN")

     The 401(k) Plan has qualified as an employee retirement plan under Section 401(a) and 401(k) of the Code. Participation is optional for employees once they are eligible to participate.

     Under the 401(k) Plan, employees may elect to have up to fifteen percent (15%) of their eligible compensation deferred and deposited with the plan trustee which will invest the money at the employee's discretion among a variety of investment funds including Company stock. Employee contributions are matched by the Company at a rate determined annually by the Board. In 2000 this matching rate was $0.85 for every dollar contributed up to six percent (6%) of eligible compensation. The Company may make additional contributions in its discretion. Company contributions during 2000 to eligible employee participants were in shares of Company common stock. All employee contributions are one hundred percent (100%) vested. Vesting in Company matching and other contributions accrues over a period of years. Disbursement of the employee's account balance will occur upon retirement, termination of employment, total disability or death. Shares of the Company's common stock held in the 401(k) Plan and allocated to participants' accounts are voted by the 401(k) Plan's Trustee upon instructions from the participants.

EMPLOYEE STOCK OWNERSHIP PLAN (THE "ESOP")

     In 1989, the Company adopted the ESOP, which is a qualified retirement plan as defined by the Internal Revenue Service. Under the Plan, the Company contributes cash and/or stock to be held in trust for eligible employee participants. Contributions are made in such amounts as the Board deems appropriate and reasonable, taking into account the financial performance of the participating companies. In general, contributions have ranged between zero and fifteen percent (0 - 15%) of the eligible compensation of each employee participant. The contributions to each eligible participating employee of participating companies are allocated as a percentage of the employee's eligible compensation. Company contributions during 2000 to eligible employee participants were in shares of Company common stock.

     In 1990 and in 1993, the Board authorized the Company to loan funds to the ESOP to finance the purchase of shares of Company common stock. In 1994, these loans from the Company were refinanced through a term credit facility with a financial institution, subsequently acquired by Wells Fargo Bank, in the principal amount of $11,000,000. In 1995, the amount of the term credit facility was increased to $15,000,000. As of December 31, 1999, the outstanding loan balance was $3,552,646. Payments on the note were due in six (6) annual installments, commencing April 1, 1997. Interest on the note was at a variable rate, which at December 31, 1999 averaged 7.1875% per annum. In January 2000, the Company repaid the outstanding loan balance in full.

     On December 31, 2000 the ESOP had no unallocated shares and had 4,223,758 shares of Company common stock allocated to its participants' individual accounts, representing six percent (6%) of the outstanding shares of common stock of the Company on that date as adjusted for stock dividends and stock splits. Shares held by the ESOP are voted by the ESOP's Trustee upon instructions from the participants to whose accounts the stock is allocated, and by the ESOP committee appointed by the Board as to any unallocated shares of stock. The committee is comprised of Messrs. James A. McIntyre, Louis J. Rampino, Wayne R. Bailey, Raymond G. Meyers and Dickinson C. Ross. Benefits from the ESOP are paid out upon retirement, termination of employment, permanent disability or death.

SUPPLEMENTAL AND SENIOR SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS (COLLECTIVELY, THE "SERP")

     The SERP are mechanisms for providing full benefits to those executives subject to IRS Code limitations. These limits may affect (i) the amount of eligible compensation permitted to be deferred into the Company's 401(k) Plan, and (ii) the amount of any ESOP contribution declared by the Board to be allocated to the ESOP. In addition, employee compensation deferrals under the SERP, in combination with the employee's 401(k) compensation deferrals, may equal up to one hundred percent (100%) of total eligible compensation. The SERP are non-qualified plans within the meaning of the Code. Compensation deferrals under the SERP are deposited to a grantor trust. The assets of the SERP remain those of the Company until the SERP's benefits are paid out upon retirement, termination, death or disability. In January 2001 the Company terminated the SERP and the assets were distributed in full to SERP participants.

EXCESS BENEFIT PLAN (THE "EBP")

     The Board adopted the EBP in 1990 as a mechanism to insure that participants who are subject to IRS Code limitations on ESOP contributions receive the full retirement benefit declared by the Board. Contributions to the EBP, as in the ESOP, are made in common stock. The EBP accommodates any contributions to the ESOP that are limited as a result of the "annual additions limit", which is twenty-five percent (25%) or $30,000, whichever is less, of a participant's total eligible compensation. Contributions under the EBP are deposited to a grantor trust. The assets of the EBP remain those of the Company until the EBP benefits are paid out upon retirement, termination, death or disability.

1997 STOCK PLAN (THE "1997 PLAN")

     In April 1997, the Board of Directors approved the 1997 Plan. The 1997 Plan became effective upon approval by the Company's stockholders in May 1997 and will continue in effect for a term of ten (10) years unless earlier terminated. The 1997 Plan provides a long term compensation opportunity for the officers and certain key employees of the Company and its subsidiaries, and is designed to attract and retain these individuals and to align interests of such individuals with those of the stockholders through equity ownership.

     Stock options granted under the 1997 Plan may be either incentive stock options, as defined in Section 422 of the Code, or non-statutory stock options. Non-statutory stock options and awards of rights to purchase shares of the Company's common stock ("Stock Rights") may be granted under the 1997 Plan to employees, directors and consultants of the Company or of any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. A Stock Right may award the recipient shares of common stock or may give the recipient the right to purchase common stock. Shares received or purchased pursuant to a Stock Right are subject to a restricted stock agreement between the Company and the recipient. Unless the 1997 Plan Administrator determines otherwise, such agreement gives the Company a reacquisition option exercisable upon the termination of the recipient's employment, directorship or consulting relationship with the Company. All shares of common stock awarded as Stock Rights under the 1997 Plan are subject to the Company's reacquisition option and may not be sold by the recipients until these restrictions lapse. The reacquisition option lapses at a rate determined by the

1997 Plan Administrator. Ten percent (10%) of each 1997 Plan Participant's shares are generally released from the Company's reacquisition option on the first designated release date and on each of the nine (9) anniversaries thereafter, provided that the 1997 Plan Participant's status as an employee, director or consultant has not terminated and the Company has not exercised its reacquisition option. Pending release of the restrictions, all of the Stock Right shares issued under the 1997 Plan are held in escrow by the Company for the account of each 1997 Plan Participant. Forfeited 1997 Plan shares are retired and become available for reissuance under the 1997 Plan's authorized shares. Upon a Change of Control of the Company, one hundred percent (100%) of the restricted shares awarded under the 1997 Plan outstanding at that time will become unrestricted and will be released from the Company's reacquisition option. Under the terms of the officers' Employment Agreements and/or Management Continuity Agreements, upon the occurrence of a Company Event, the release of restrictions will be accelerated on any restricted shares issued to them such that all such shares will become completely unrestricted. See "Employment Agreements."

     The 1997 Plan is administered by the Compensation Committee of the Board of Directors. Participants are entitled to the rights of stockholders with respect to shares issued to them under the 1997 Plan, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the 1997 Plan. The number of shares of common stock awarded under and subject to the 1997 Plan will be proportionately adjusted for stock dividends and stock splits. As of March 31, 2001, 2,349,708 shares of common stock (as adjusted for the two-for-one stock split distributed on December 10, 1998) were reserved for issuance under the 1997 Plan, including forfeitures and the shares available for grant under the 1989 Plan that poured over into the 1997 Plan as of May 8, 1997. In addition, shares that would have returned to the 1989 Plan as a result of termination of options granted under the 1989 Plan flow into, and become available for awards under the 1997 Plan. Under the terms of the 1997 Plan, annually in May, an increase will be made to the shares authorized for issuance under the 1997 Plan in an amount equal to (i) the number of shares awarded under the 1997 Plan during the preceding year or (ii) a lesser amount determined by the Board of Directors.

     During 2000, 917,500 shares of restricted common stock were issued under the 1997 Plan. As of March 31, 2001 there were 3,261,750 restricted shares that were still subject to the Company's reacquisition option and 65,000 stock options outstanding under the 1997 Plan. In 2000 the shares of restricted stock awarded to the Named Executive Officers under the 1997 Plan were: Mr. Rampino, 75,000 shares; Mr. Bailey, 50,000 shares; and Mr. Donaldson, 40,000 shares. Officers who received awards of restricted stock in 2000 were not granted stock options during 2000. Twenty-five percent (25%) of the restricted stock shares awarded to Messrs. Rampino and Bailey in February 2000 were released from the Company's reacquisition option on March 7, 2000, the first designated release date. An additional twenty-five percent (25%) of the shares awarded to them on that date were released from restrictions on January 1, 2001, and restrictions on the remaining shares will be released as to twenty-five percent (25%) of the original award on each of the two (2) anniversaries thereafter.

1995 RESTRICTED STOCK AWARD PLAN, AS AMENDED (THE "1995 PLAN")

     In November 1995, the Board of Directors approved the 1995 Plan. The 1995 Plan became effective upon adoption by the Board in November 1995 and will continue in effect for a term of ten (10) years unless earlier terminated. The 1995 Plan is a long term employee benefit plan for officers, directors and employees that is designed to attract and retain these individuals and to maximize stockholder value by aligning the interests of such individuals with those of the stockholders through equity ownership. The 1995 Plan's goals are to be achieved by providing participants with awards of restricted common stock.

     All shares of common stock awarded under the 1995 Plan are subject to the Company's reacquisition option and may not be sold by the 1995 Plan Participants until this option lapses. Ten percent (10%) of each 1995 Plan Participant's shares are generally released from the Company's reacquisition option on the first designated release date and on each of the nine (9) anniversaries thereafter, provided that the 1995 Plan Participant's status as an employee or director has not terminated and the Company has not exercised its reacquisition option. All of the shares issued under the 1995 Plan are held in escrow by the Company for the account of each 1995 Plan Participant pending the release from the Company's reacquisition option. If 1995 Plan shares are forfeited to the Company, they will become available for future awards under the 1995 Plan. Upon a Change of Control of the Company, one hundred percent (100%) of the shares awarded under the 1995 Plan will become unrestricted and will be released from the Company's reacquisition option. Under the terms of the officers' Employment Agreements and/or Management Continuity Agreements, upon the occurrence of a Company Event, the release of restrictions will be accelerated on any restricted shares issued to them such that all such shares will become completely unrestricted. See "Employment Agreements."

     The 1995 Plan is administered by the Compensation Committee of the Board of Directors. Participants are entitled to the rights of stockholders with respect to shares awarded to them under the 1995 Plan, including the right to vote such shares and to receive cash and stock dividends, subject to the restrictions under the 1995 Plan. The number of shares of common stock awarded under the 1995 Plan will be proportionately adjusted for stock dividends and stock splits.

     During 2000, no awards were granted under the 1995 Plan. As of December 31, 2000 there had been 4,052,280 restricted stock shares awarded and issued, net of forfeitures, pursuant to the 1995 Plan since its inception. As of March 31, 2001, there were 1,927,710 of such shares that were still subject to restriction pursuant to the Company's reacquisition option. The numbers of shares have been adjusted to reflect the effect of stock splits and a stock dividend distributed by the Company after the grant dates of the respective restricted stock awards. During 2001, as of the date of this proxy statement, 1,920 shares of restricted common stock were awarded under the 1995 Plan using forfeited shares held in escrow under the 1995 Plan. These shares were not awarded to any of the Company's executive officers.

AMENDED 1989 NON-QUALIFIED STOCK OPTION PLAN (THE "1989 PLAN")

     In 1989 the Board adopted, and the stockholders approved, the 1989 Plan which is administered by the Compensation Committee of the Board. Subsequently, the Board adopted and the stockholders approved amendments to the 1989 Plan. The 1989 Plan provides long term compensation opportunities for officers of the Company and certain key subsidiary executives. Stock options were granted to such individuals in each year from 1989 to 1994, and provide for the right to acquire shares of the common stock of the Company at a price based upon the fair market value on the date of grant. In determining the number of options to grant to each executive, the Committee used a salary multiple calculation that was set at levels consistent with the ranking of their respective positions. Non-employee directors were granted stock options under the non-discretionary provisions of the 1989 Plan in each year from 1989 to 1995. Stock options granted under the 1989 Plan have a term of ten (10) years, and vest annually at the rate of 25% per year beginning on the first anniversary of the date of grant. Following adoption and approval of the 1997 Plan, all shares available for awards under the 1989 Plan flowed into the 1997 Plan, such that no additional awards will be made under the 1989 Plan. If 1989 Plan shares are forfeited, they will become available for issuance under the 1997 Plan.

SPLIT-DOLLAR LIFE INSURANCE PROGRAM

     In May 1996, the Company adopted a Split-Dollar Life Insurance Program for Executive Officers and certain other key employees of the Company (the "Program"). Participants under the Program are provided with individual permanent life insurance policies, with death benefit limits of two or two-and-one-half (2 or 2 1/2) times compensation (depending upon the individual participant's position level with the Company) and with a cash value that accumulates over time. The policy is owned by the participant. Participants are entitled to any excess cash surrender values over premiums paid by the Company upon termination of employment. The Company pays all premiums and retains a collateral interest in the policy equal to the amount of such premiums. The Company will recover this collateral interest when the insured participant reaches age sixty-five (65), after ten (10) policy years, when the policy is fully or partially surrendered, or upon payment of the death benefit. For executive officers this Program incorporates the basic group term life insurance coverage of $50,000 paid by the Company for all employees.

LONG TERM INCENTIVE COMPENSATION PLAN

     The Board of Directors has authorized the Company's executive officers to construct a new Long Term Incentive Compensation Plan (the "LTICP") as a successor plan to the 1996 LTICP, which ran from January 1, 1996 through December 31, 1998. As of the date of this proxy statement, a successor plan had not been fully constructed or implemented. Generally, the 1996 LTICP was a three year plan designed to provide incentive to executives and other key employees to achieve the cumulative pretax earnings targets of the Company for 1996 through 1998 by linking a substantial portion of their compensation to the long-range growth and increased value of the Company. The 1996 LTICP provided for a bonus opportunity dependent upon the Company achieving a predetermined cumulative pretax earnings target during the period from January 1, 1996 through December 31, 1998, and as a function of a participant's base salary for the period. Bonuses earned under the 1996 LTICP become payable in cash after the maturity date. Participants and earnings targets were designated by the Board of Directors at the 1996 LTICP's inception.

2000 MANAGEMENT INCENTIVE COMPENSATION PLAN

     The 2000 Management Incentive Compensation Plan (the "MICP") was adopted by the Board of Directors effective January 1, 2000 and matured on December 31, 2000. Participants and earnings targets were designated at the beginning of 2000 by the Board of Directors based upon the Compensation Committee's recommendations. The MICP provides executives with an opportunity to earn an annual bonus upon achievement of the predetermined pretax earnings targets set by the Board. Pretax earnings in a range of eighty percent (80%) to one hundred twenty percent (120%) of the predetermined target create a pool for bonuses. Participants are awarded amounts from this pool as a percentage of their base salaries. Bonus "targets" represent the balance of each participant's total targeted annual cash compensation opportunity and range from ten percent (10%) to fifty percent (50%) of each executive's base salary. These individual "target" bonus amounts are set by the Compensation Committee at the beginning of the MICP's plan year based on available total annual compensation survey data to reflect the ranking and relative level of contribution each participant is expected to make to the achievement of the Company's predetermined pretax earnings targets. Actual bonuses earned can range from half of the executive's "target" amount for performance at the minimum acceptable earnings level to a maximum of three (3) times the "target" amount for earnings substantially in excess of the Company's goals. No bonuses were paid to the Named Executive Officers under the 2000 MICP.

PERSONAL LIABILITY INSURANCE PROGRAM

     In June 1997, the Company adopted a Personal Liability Insurance Program for executive officers and certain other key employees of the Company. Participants under this program are provided with personal liability protection of $2 million to $15 million, depending upon the individual participant's position level with the Company.

                     PRINCIPAL AND MANAGEMENT STOCKHOLDERS

     Except as otherwise provided, the following table sets forth certain information as of March 31, 2001 with respect to shares of the Company's common stock held by the only persons known to the Company to be the beneficial owners of more than five percent (5%) of such stock. For purposes of this Proxy Statement, the term "beneficial ownership" of securities as used herein is defined in accordance with the rules of the SEC and means generally the power to vote or to exercise investment discretion with respect to securities, regardless of any economic interests therein, or to acquire securities on or within sixty
(60) days of the applicable date of determination. The following table also sets forth certain information as of March 31, 2001 with respect to shares of the Company's common stock beneficially owned by each director, nominee for director, Named Executive Officer and by all directors, nominees for director and executive officers as a group. The shares represented in the table have been adjusted to reflect stock splits and dividends. On March 31, 2001, the Company had 70,667,465 shares of common stock outstanding.

                        COMMON STOCK BENEFICIALLY OWNED

                                                   NUMBER OF
                      NAME                           SHARES            PERCENT
                      ----                         ----------        ------------
Dimensional Fund Advisors Inc. ..................   4,728,200(1)          6.8%
James A. McIntyre................................   9,459,971(2,3)       13.3%
Louis J. Rampino.................................   1,704,000(2,4)        2.4%
Wayne R. Bailey..................................   1,044,634(2,5)        1.5%
Raymond G. Meyers................................     587,769(2,6)          *
John A. Donaldson................................     275,392(2,7)          *
Dickinson C. Ross................................     131,318(2,8)          *
David W. Morrisroe...............................     118,228(2,9)          *
Thomas W. Hayes..................................       1,500               *
                                                   ----------            ----
All directors, nominees, Named Executive Officers
  and executive officers as a group (9 persons)..  13,432,928(3-9)       18.6%
                                                   ==========            ====

---------------
 *  Less than 1%.

(1) Dimensional Fund Advisors, Inc. has reported on its Schedule 13G dated February 2, 2001 that it was the beneficial owner of such shares at December 31, 2000, and stated that it has sole voting and dispositive powers with respect to all such shares. The Company is unaware of any subsequent change in Dimensional Fund Advisors, Inc.'s beneficial ownership.

(2) Includes shares ("option shares") which directors, nominees, Named Executive Officers and executive officers own directly or indirectly or have a right to acquire on or within sixty (60) days of March 31, 2001 through the exercise of stock options granted under the 1989 Plan and 1997 Plan.

(3) Includes (i) 3,368,916 shares held by the James A. McIntyre Living Trust under which Mr. James A. McIntyre is the trustee and holds a vested beneficiary ownership, (ii) 20,000 shares held by the James A. McIntyre 1994 Charitable Remainder Unitrust under which Mr. McIntyre is the trustee, (iii) 50,700 shares held by the James A. McIntyre Grandchildren's Trust under which Mr. McIntyre is the trustee, (iv) 10,000 shares held by the James A. McIntyre 1998 Charitable Remainder Unitrust under which Mr. McIntyre is the trustee, (v) 3,000,000 shares held by the Padaro Partnership, L.P. The James A. McIntyre Living Trust is the general partner of the Padaro Partnership, L.P and as general partner holds a 66.7% interest of the Padaro Partnership, L.P. or 2,000,000 shares of Company common stock, and James A. McIntyre, an individual, is a limited partner of the Padaro Partnership L.P and as limited partner holds a 33.3% interest of the Padaro Partnership, L.P. or 1,000,000 shares of Company common stock, (vi) 708,154 stock option shares which Mr. McIntyre has the right to exercise within sixty days of the date of the table, (vii) 740,001 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans, (viii) 1,062,000 shares of restricted stock, and (ix) 500,000 shares which were given by the James A. McIntyre Living Trust between 1997 and 2000 to the McIntyre Foundation in which Mr. McIntyre has no pecuniary interest but shares dispository power through his position on its board of directors. In addition, 60,000 units of Company 9% Preferred Securities, less than one percent (1%) of the Preferred Securities issued and outstanding, are held by the James A. McIntyre 1994 Charitable Remainder Unitrust, under which Mr. McIntyre is the trustee and 4,000 units of Preferred Securities are held by the James A. McIntyre Living Trust under which Mr. McIntyre is the trustee. The Severn Trust, a Charitable Remainder Trust under which Mrs. Maurine H. McIntyre, Mr. McIntyre's mother, is Trustee holds $1,550,000, aggregate principal amount, of the Company's 7.7% Series B Senior Notes Due 2004. Mr. McIntyre disclaims beneficial ownership of these Senior Notes.

(4) Includes 931,660 restricted shares awarded under the 1995 Plan and 1997 Plan and 161,287 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 405,222 shares on or within sixty days of the date of the table.

(5) Includes 677,800 restricted shares awarded under the 1995 Plan and 1997 Plan and 107,220 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 238,162 shares on or within sixty days of the date of the table. In addition, Mr. Bailey owns 3,000 units of Preferred Securities, less than one percent (1%).

(6) Includes 223,000 restricted shares awarded under the 1995 Plan and 1997 Plan and 20,067 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 159,702 shares on or within sixty days of the date of the table. In addition, Mr. Meyers owns 1,600 units of Preferred Securities, less than one percent (1%).

(7) Includes 19,145 shares held by the Donaldson Family Trust under which Mr. Donaldson is a trustee and holds a vested beneficiary interest. Includes 163,500 restricted shares awarded under the 1995 Plan and 1997 Plan and 58,735 shares owned directly or beneficially through the trustee(s) of the employee retirement or other benefit plans. Also includes exercisable options to purchase 27,712 shares on or within sixty days of the date of the table. Includes 6,300 shares of common stock owned by a trust established by Mr. Donaldson's mother, under which Mr. Donaldson is a trustee. In addition, 800 units of Preferred Securities, less than one percent (1%), are owned by the trust established by Mr. Donaldson's mother under which Mr. Donaldson is a trustee.

(8) Includes 72,304 shares held by the D.C. Ross Separate Property Trust, of which Mr. Ross is the trustee and holds a vested beneficiary interest, and 11,714 shares held by the Ross Community Property Trust, of which Mr. Ross is a trustee and holds a vested beneficiary interest. Includes exercisable options to purchase 20,000 shares on or within sixty days of the date of the table and 26,000 restricted shares awarded under the 1995 Plan. In addition, Mr. Ross' wife owns 1,300 shares through her separate property trust for which Mr. Ross disclaims beneficial ownership.

(9) Includes 47,476 shares held by the Morrisroe Family Trust, under which Mr. Morrisroe is a trustee and holds a vested beneficiary ownership. Includes exercisable options to purchase 44,752 shares on or within sixty days of the date of the table, and 26,000 restricted shares awarded under the 1995 Plan. In addition, Mr. Morrisroe owns beneficially in the Morrisroe Family Trust, 17,548 units of Preferred Securities, less than one percent (1%).

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company retained the services of the law firm of O'Melveny & Myers LLP as outside legal counsel during 2000. C. Douglas Kranwinkle, a former director, was Managing Partner of O'Melveny & Myers LLP until September 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Company's common stock to file reports of ownership and reports of changes in ownership of common stock and certain other equity securities of the Company with the SEC and the New York Stock Exchange. Additionally, SEC regulations require that the Company identify any individuals for whom a referenced report was not filed on a timely basis during the most recent fiscal year or prior fiscal years. Dickinson C. Ross, a director of the Company, was late in filing a report disclosing the purchase by his spouse, as her separate property, of 3,300 shares of the Company's common stock at $7.39 per share in October 1994. Mr. Ross disclaims any beneficial ownership of such shares. The number of shares and price per share have been adjusted to reflect stock dividends and stock splits distributed since the purchase date. To the Company's knowledge, based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its officers, directors and more than ten percent (10%) beneficial owners of the Company's common stock were complied with.

                                     ITEM 2

             SELECTION OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Ernst & Young LLP, independent certified public accountants, has served as the Company's principal independent auditors since 1972, and is familiar with the business and operations of the Company and its subsidiaries. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and will be available to answer appropriate questions.

     On March 1, 2001, upon recommendation of its Audit Committee, the Board of Directors approved the firm of Ernst & Young LLP to be the Company's independent certified public accountants for the year 2001, to audit the books of account and records of the Company and to make a report thereon to the stockholders and the Board of Directors. Ratification of Ernst & Young LLP as the Company's auditors for the year 2001 will be submitted to the stockholders for their approval at the Annual Meeting.

PRINCIPAL ACCOUNTING FIRM FEES

Audit Fees..........................................  $1,721,384
Financial Information Systems Design
  and Implementation Fees...........................          --
All Other Fees......................................     147,838(a)
                                                      ----------
  Total.............................................  $1,869,222
                                                      ==========

---------------
(a) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED "FOR" ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR 2001.

            ANNUAL REPORT TO STOCKHOLDERS AND ADDITIONAL INFORMATION

     The Company's Annual Report for the fiscal year ended December 31, 2000 was mailed on or about April 26, 2001 to stockholders of record on April 16, 2001. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material, except as otherwise expressly provided.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, TO ANY STOCKHOLDER WHO SO REQUESTS IN WRITING, A COPY OF THE COMPANY'S ANNUAL REPORT FILED WITH THE SEC ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, WITHOUT EXHIBITS. REQUESTS SHOULD BE DIRECTED TO ALAN W. FAIGIN, SECRETARY OF THE COMPANY, AT 2020 SANTA MONICA BOULEVARD, 6TH FLOOR, SANTA MONICA, CA 90404. YOU MAY ALSO VIEW THE DOCUMENT FILED ON EDGAR AT THE SEC'S WEB SITE AT: HTTP://WWW.SEC.GOV.

            2002 ANNUAL MEETING -- RECEIPT OF STOCKHOLDER PROPOSALS

     Any stockholder proposal must be submitted in writing to Alan W. Faigin, Secretary of the Company, at 2020 Santa Monica Boulevard, 6th Floor, Santa Monica, CA 90404, and received by December 26, 2001 if it is to be considered for inclusion in the Company's 2002 proxy materials. Any such proposal must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

     If a stockholder submits a proposal at the Company's Annual Meeting of Stockholders to be held in 2002 other than in accordance with Rule 14a-8, and does not provide notice of such proposal to the Company by March 11, 2002, the holders of any proxy solicited by the Company's Board of Directors for use at such meeting will have discretionary authority to vote with respect to any proposal as to which timely notice is not given.

                                 OTHER MATTERS

     The Board of Directors does not know of any matter to be presented for consideration at the Annual Meeting that is not listed on the Notice of Annual Meeting and discussed above. If any such other business should properly come before the Annual Meeting, the shares represented at the Annual Meeting by the proxies and voting instructions solicited hereby will be voted in accordance with the judgment of the proxy holders.

                                           By Order of the Board of Directors

                                           /s/ ALAN W. FAIGAN
                                           Alan W. Faigin, Secretary

Dated: April 26, 2001

                                                                      APPENDIX A

                          FREMONT GENERAL CORPORATION
                            AUDIT COMMITTEE CHARTER
                             (NYSE LISTED COMPANY)

     The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of Fremont General Corporation, a Nevada corporation ("the Company"), (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

     The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Corporate Governance Committee.

     The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

     The Audit Committee shall make regular reports to the Board.

     The Audit Committee shall:

          1. Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

          2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

          3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments, if any, made in connection with the preparation of the Company's financial statements.

          4. Review with management and the independent auditor the Company's quarterly financial statements prior to the release of quarterly earnings.

          5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

          6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

          7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

          8. Approve the fees to be paid to the independent auditor.

          9. Receive periodic reports from the independent auditor regarding the auditor's independence, discuss such reports with the auditor, and if so determined by the Audit Committee, recommend that the Board take appropriate action to insure the independence of the auditor.

          10. Evaluate the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

          11. Review the appointment and replacement of the senior internal auditing executive.

          12. Review the significant reports to management prepared by the internal auditing department and management's responses.

          13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

          14. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

          15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

          16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

          17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

             (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

             (b) Any changes required in the planned scope of the internal audit.

             (c) The internal audit department responsibilities, budget and staffing.

          18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

          19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Conduct.

          20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

          21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Conduct.

                                      ***

                          FREMONT GENERAL CORPORATION

                            BOARD OF DIRECTORS PROXY
                  ANNUAL MEETING OF STOCKHOLDERS: MAY 31, 2001


Patrick E. Lamb and Raymond G. Meyers or either of them, with full power of substitution, are hereby appointed by the signatory of this Proxy to vote all shares of Common Stock held by the signatory on April 16, 2001, at the Annual Meeting of Stockholders of Fremont General Corporation, or any postponement or adjournment thereof, on each of the items on the reverse side and in accordance with the directions given there and, in their discretion, on all other matters that may properly come before the Annual Meeting or any adjournment thereof.

     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE OR
           IF NO DIRECTION IS GIVEN WILL BE VOTED FOR ITEMS 1 AND 2.


             (Continued, and to be dated and signed on reverse side)



-------------------------------------------------------------------------------
                   (ARROW)    FOLD AND DETACH HERE    (ARROW)

           The Board of Directors recommends a vote FOR Items 1 and 2

                                                                                                                    PLEASE MARK
                                                                                                                     YOUR VOTES
                                                                                                                        AT THIS [X]

                                                                            WITHHOLD
                                                                            AUTHORITY
                                                                           TO VOTE FOR
Item 1: ELECTION OF DIRECTORS                                FOR           ALL NOMINEES
Duly nominated: J. A. McIntyre   W. R. Bailey                [  ]             [  ]
                T. W. Hayes      D. W. Morrisroe
                L. J. Rampino    D. C. Ross


                                                       FOR       AGAINST      ABSTAIN
Item 2: RATIFICATION OF APPOINTMENT OF ERNST &         [  ]       [  ]         [  ]
        YOUNG LLP AS INDEPENDENT AUDITORS.


WITHHOLD AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEE(S)


________________________________________________________

                                                                                            THIS PROXY IS SOLICITED ON BEHALF OF THE
                                                                                            BOARD OF DIRECTORS FOR THE MAY 31, 2001
                                                                                            ANNUAL MEETING OF STOCKHOLDERS OF
                                                                                            FREMONT GENERAL CORPORATION

                                                                                            see other side for important information



Signature(s) _____________________________________________________________________________   Dated:________________________________
Please mark, date and sign as your name appears above and return in the enclosed envelope. If acting as executor, administrator, trustee or guardian, you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.
-----------------------------------------------------------------------------------------------------------------------------------
                                          (ARROW)    FOLD AND DETACH HERE    (ARROW)


                                  REVERSE SIDE

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                      PLEASE SIGN AND RETURN YOUR PROXY BY
                   TEARING OFF THE TOP PORTION OF THIS SHEET
             AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE